Exhibit 10.1

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Gail McIntyre
(via email: XXX)

January 25, 2021

Dear Gail:

Aravive, Inc. (the “Company”) is pleased to enter into this amendment (“Amendment”) to your Offer Letter, dated March 26, 2020, as amended on April 8, 2021 (the “Offer Letter”), and hereby agrees to amend the Offer Letter as follows:

1. The first sentence of Section 3 is hereby deleted and replaced with the following:

“Effective as of January 1, 2021, the Company will pay you a salary at the rate of Five Hundred Thousand Dollars ($500,000) per year, less required deductions and withholdings, payable in accordance with the Company’s standard payroll schedule.”

2.The third sentence of the second paragraph of Section 3 is hereby deleted and replaced with the following:

“For fiscal year 2021 your target bonus will be equal to 50% of your annual base salary (“Target Bonus”).”

3.All other terms of the Offer Letter shall remain in full force and effect. The Offer Letter, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4.If any of the provisions of this Amendment are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

5.This Amendment is made and shall be construed and performed under the laws of the State of Texas without regard to its choice or conflict of law principles and the parties agree to the State of Texas as the exclusive venue for any disputes arising hereunder.

Very truly yours,

Aravive Inc.

By:	/s/ Vinay Shah
Name:	Vinay Shah
Title:	Chief Financial Officer

I have read and accept this amended employment offer:

/s/ Gail McIntyre
Signature

Printed Name:	Gail McIntyre

Dated:	January 25, 2021